Ford


NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com


Go to http://media.ford.com for news releases and high-resolution photographs.

IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS NOVEMBER U.S. SALES

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o Mustang stampede is on; total sales up 12 percent, retail sales up 50 percent.
o Ford Five Hundred, Ford Freestyle, and Mercury Montego sales increase 62 percent.
o Ford Escape sets new calendar year sales record; best sales month for Mercury Mariner.
o Ford F-Series truck posts 15th consecutive sales increase.
o Volvo sets November sales record on higher S40/V50 sales.
o All-new LR3 boosts Land Rover to record November sales.
o Ford's overall sales totaled 236,855, down 7 percent compared with year ago.
o Ford announces first quarter 2005 North American production plan.

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DEARBORN,  Mich.,  Dec 1 - The  Mustang  stampede is on. In  November,  sales of
Ford's legendary pony car totaled 12,816, up 12 percent compared with a year ago. That is only part of the story. Retail sales to individual customers were 50 percent higher than a year ago.

"This is a fantastic result," said Jim O'Connor, Ford's group vice president, North American Marketing, Sales and Service. "Normally, we have to wait until spring to see Mustang sales at this level."

Sales for the company's new full-size sedans and crossover sport utility vehicle also are increasing. Combined sales for the Ford Five Hundred and Freestyle and Mercury Montego totaled 9,395, up 62 percent compared with October.

Overall, the company's U.S. sales totaled 236,855 in November, down 7 percent compared with a year ago. Year-to-date, the company's U.S. sales totaled 3.04 million, down 5 percent.

The Ford Escape set a new calendar year sales record - with one month to go in 2004. November sales for the Escape totaled 12,815 (including 894 hybrid models) bringing year-to-date sales to 169,122. The previous calendar year record (167,678) was set last year.

The Mariner, Mercury's new compact sport utility vehicle, posted November sales 2,308 - its best sales month so far.

Ford's F-Series truck achieved its fifteenth consecutive monthly sales increase. November sales totaled 66,477, up 3 percent. Year-to-date, F-Series sales totaled 844,119, up 11 percent. The calendar year record for F-Series sales (911,597) was set in 2001.

Volvo posted record November sales of 10,889, up 3 percent, reflecting the new S40 sedan and V50 sport wagon as well as continued strong sales of the XC90. Year-to-date, Volvo sales totaled 126,860, up 3 percent.

The all-new LR3 boosted Land Rover to its best ever November sales result. LR3 sales were 1,307 in its introductory month. Total Land Rover sales were up 28 percent.

North American Production Plans
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The company plans to build 930,000 vehicles (280,000 cars and 650,000 trucks) in its North American assembly plants in the first quarter 2005. In the first quarter 2004, the company produced 1,008,000 vehicles (307,000 cars and 701,000 trucks). The year-to-year decline in production of 78,000 units (8 percent) primarily reflects previously announced capacity reduction actions (elimination of one shift at St. Louis Assembly Plant and the closure of the Edison Assembly Plant).

In the fourth quarter of 2004, the company plans to build 830,000 vehicles (225,000 cars and 605,000 trucks), unchanged from the previously announced plan.

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